EXHIBIT 23.2

CONSENT OF BDO USA LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-183207 and 333-183210) of Atlantic American Corporation of our report dated March 26, 2018 relating to the consolidated financial statements and financial statement schedules of Atlantic American Corporation which appear in this Form 10-K.

/s/ BDO USA, LLP
Atlanta, Georgia
April 1, 2019